Exhibit 10.16

EPIRUS BIOPHARMACEUTICALS, INC.

AMENDED AND RESTATED

Non-Employee DIRECTOR COMPENSATION POLICY

Non-employee members of the board of directors (the “Board”) of EPIRUS Biopharmaceuticals, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Amended and Restated Non-Employee Director Compensation Policy (this “Policy”).  The cash and equity compensation described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any parent or subsidiary of the Company (each, a “Non-Employee Director”), who may be eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company.  This Policy shall be effective as of the date of the annual meeting of the Company’s stockholders (each such annual meeting, an “Annual Meeting”) that occurs in 2015 (the “Effective Date”) and shall remain in effect until it is revised or rescinded by further action of the Board.  This Policy may be amended, modified or terminated by the Board at any time in its sole discretion and shall be reviewed by the Board annually.  The terms and conditions of this Policy shall supersede the Non-Employee Director Compensation Policy adopted by the Company on July 15, 2014 and any other prior cash and/or equity compensation arrangements for service as a member of the Board between the Company and any of its Non-Employee Directors and between any subsidiary of the Company and any of its non-employee directors.

1.           Cash Compensation.

(a)          Annual Board Retainers.

(i)          Chairman.  The Chairman of the Board shall receive an annual retainer of $60,000 for service on the Board.

(ii)         All Other Non-Employee Directors.  Each Non-Employee Director other than the Chairman shall receive an annual retainer of $40,000 for service on the Board.

(b)          Annual Committee Retainers.

(i)          Audit Committee.   A Non-Employee Director serving as Chairperson of the Audit Committee shall receive an additional annual retainer of $15,000 for such service.    A Non-Employee Director serving as a member of the Audit Committee (other than the Chairperson) shall receive an additional annual retainer of $7,500 for such service.

(ii)         Compensation Committee.  A Non-Employee Director serving as Chairperson of the Compensation Committee shall receive an additional annual retainer of $10,000 for such service.    A Non-Employee Director serving as a member of the Compensation Committee (other than the Chairperson) shall receive an additional annual retainer of $5,000 for such service.

(iii)        Corporate Governance and Nominating Committee.   A Non-Employee Director serving as Chairperson of the Corporate Governance and Nominating Committee shall receive an additional annual retainer of $7,500 for such service.  A Non-Employee Director serving as a member of the Corporate Governance and Nominating Committee (other than the Chairperson) shall receive an additional annual retainer of $3,500 for such service.

(c)          Payment of Retainers.  The annual retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than the fifteenth day following the end of each calendar quarter.  In the event a Non-Employee Director does not serve as a Non-Employee Director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, such Non-Employee Director shall receive a prorated portion of the retainer(s) otherwise payable to such Non-Employee Director for such calendar quarter pursuant to Section 1(b), with such prorated portion determined by multiplying such otherwise payable retainer(s) by a fraction, the numerator of which is the number of days during which the Non-Employee Director serves as a Non-Employee Director or in the applicable positions described in Section 1(b) during the applicable calendar quarter and the denominator of which is the number of days in the applicable calendar quarter.

2.           Equity Compensation.  Non-Employee Directors shall be granted the equity awards described below.  The awards described below shall be granted under and shall be subject to the terms and provisions of the Company’s Amended and Restated 2004 Incentive Plan or any other applicable Company equity incentive plan then-maintained by the Company (the “Equity Plan”) and shall be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms previously approved by the Board. All applicable terms of the Equity Plan apply to this Policy as if fully set forth herein, and all grants of stock options hereby are subject in all respects to the terms of the Equity Plan.    All stock options granted under this Policy shall be nonstatutory stock options, with an exercise price per share equal to 100% of the fair market value (as defined in the Equity Plan) of the underlying common stock of the Company on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Equity Plan and the applicable award agreement).

(a)          Annual Awards.  A Non-Employee Director who (i) serves on the Board as of the date of any Annual Meeting (including the Effective Date) and (ii) will continue to serve as a Non-Employee Director immediately following the date of such Annual Meeting, shall be automatically granted, on the day immediately following the date of such Annual Meeting, a stock option to purchase 9,000 shares of the Company’s common stock  (with the number of stock options subject to adjustment as provided in the Equity Plan in each case).  The awards described in this Section 2(a) shall be referred to as the  “Annual Awards.”  A Non-Employee Director elected for the first time to the Board on the date of an Annual Meeting shall receive only an Initial Award in connection with such election, and shall not receive any Annual Award on the day immediately following the date of such Annual Meeting.

(b)          Initial Awards. Except as otherwise determined by the Board, each Non-Employee Director who is initially elected or appointed to the Board after the Effective Date on any date other than an Annual Grant Date shall be automatically granted, on the date of such Non-Employee Director’s initial election or appointment (such Non-Employee Director’s “Start Date”),  a stock option to purchase 14,000 shares of the Company’s common stock (with the number of stock options subject to adjustment as provided in the Equity Plan in each case).  The awards described in this Section 2(b) shall be referred to as “Initial Awards.”  No Non-Employee Director shall be granted more than one Initial Award.

(c)          Termination of Service of Employee Directors.  Members of the Board who are employees of the Company or any parent or subsidiary of the Company who subsequently terminate their service with the Company and any parent or subsidiary of the Company and remain on the Board shall  not receive an Initial Award pursuant to Section 2(c) above, but to the extent that they are otherwise eligible, shall be eligible to receive, after termination from service with the Company and any parent or subsidiary of the Company, Annual Awards as described in Section 2(b) above.

(d)          Vesting of Awards Granted to Non-Employee Directors.  Vesting of the equity awards to Non-Employee Directors shall be as follows:  (i) Initial Awards shall vest and become exercisable over a three-year period in equal monthly installments, and (ii) Annual Awards shall vest and

become exercisable over a one-year period in equal quarterly installments.    No portion of an Annual Award or Initial Award that is unvested or unexercisable at the time of a Non-Employee Director’s termination of service on the Board shall become vested and exercisable thereafter.  All of a Non-Employee Director’s Annual Awards and Initial Awards shall vest in full immediately prior to the occurrence of a Covered Transaction (as defined in the Equity Plan), to the extent outstanding at such time.

3.           Business Expense Reimbursement.  Each Non-Employee Director shall be entitled to reimbursement of such Director’s reasonable business expenses incurred on behalf of the Company, upon presentation of documentation acceptable to the Board.

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